Exhibit 99.1

Shea Homes Reports First Quarter 2014 Results

Walnut, California, May 1, 2014

Shea Homes, one of America’s largest private homebuilders, today reported results for the first quarter ended March 31, 2014.

Three Months Ended March 31, 2014 Highlights and Comparisons to Three Months Ended March 31, 2013

•	Net income attributable to Shea Homes was $11.3 million compared to $6.8 million, a 65% increase

•	Home sales orders were 533 compared to 519, a 3% increase

•	Active selling communities averaged 59 compared to 56, respectively

•	Home sales per community were 9.0, or 3.0 per month, compared to 9.3, or 3.1 per month, a 3% decrease

•	Cancellation rate was 13% compared to 14%

•	Backlog units were 1,029 compared to 1,128, a 9% decrease

•	Backlog sales value was $601.1 million compared to $524.4 million, a 15% increase

•	The average selling price in backlog was $584,000 compared to $465,000, a 26% increase

•	Total revenues were $180.1 million compared to $135.0 million, a 33% increase

•	House revenues were $178.1 million* compared to $131.5 million*, a 35% increase

•	Homes closed were 353 compared to 302, a 17% increase

•	Average selling price of homes closed was $505,000 compared to $435,000, a 16% increase

•	Gross margin was 24.9% compared to 23.4%

•	House gross margin was 24.4%* compared to 23.1%*

•	SG&A expenses were $27.0 million (15.0% of revenues) compared to $22.1 million (16.4% of revenues)

•	Income tax (expense) benefit was $(7.7) million compared to $0.1 million

•	Adjusted EBITDA was $29.5 million* compared to $18.7 million*

•	Cash and restricted cash at March 31, 2014 were $105.8 million compared to $207.4 million at December 31, 2013

*	See “Reconciliation of Non-GAAP Financial Measures” beginning on page 9

“We are pleased to report first quarter results whereby net income, revenues, deliveries and gross margins were all considerably higher year over year. In addition, our sales activity for the first quarter of 2014 was solid, and generally in line with the robust levels we experienced last year”, said Bert Selva, President and CEO of Shea Homes.

“The dollar value of our backlog is up 15% year over year despite a 9% decrease in the number of homes in backlog, which was driven by a combination of general price increases in new homes, our focus on price over pace and a higher percentage of sales coming from our more expensive California coastal markets.”

“We continue to believe that we are in some of the strongest housing markets in the country where the underlying economic, demographic and housing supply fundamentals remain favorable.”

        “We opened five new communities during the first quarter of 2014 and currently plan to open 20 new communities during the remaining nine months of the year. We remain active in the land acquisition market and disciplined in our underwriting. We are also focused on our long-term goal of deleveraging our balance sheet.”

For the 2014 first quarter, new home sales orders were 533 compared to 519 in 2013, a 3% increase, primarily due to the stabilization of mortgage interest rates and an increase in active selling communities in our Southern California and Northern California segments, which were partially offset by a decrease in active selling communities in our Mountain West and East segments. Home sales per community for the 2014 first quarter were 3.0 per month compared to 3.1 per month in the 2013 first quarter, a 3% decrease. At March 31, 2014, our backlog was 1,029 homes compared to 1,128 at March 31, 2013, a 9% decrease.

For the 2014 first quarter, net income attributable to Shea Homes was $11.3 million compared to $6.8 million in 2013, primarily due to a $13.3 million increase in gross margin (from higher revenues and an improved gross margin percentage), a $3.3 million decrease in interest expense, a $0.7 million improvement in our reinsurance transaction results, and a $1.0 million increase in equity income from unconsolidated joint ventures. These improvements were partially offset by a $4.9 million increase in selling, general and administrative expense and a $7.7 million increase in income tax expense.

For the 2014 first quarter, total revenues were $180.1 million compared to $135.0 million in 2013, a 33% increase, and house revenues were $178.1 million* compared to $131.5 million* in 2013, a 35% increase. The increase in house revenues was primarily due to a 17% increase in homes closed and a 16% increase in average selling price to $505,000, a result of general home price increases in all of our segments, and the delivery of larger, more expensive homes, primarily in Southern California.

For the 2014 first quarter, total gross margin was 24.9% compared to 23.4% in 2013, a 150 basis point (bp) increase, and house gross margin was 24.4%* compared to 23.1%* in 2013, a 130 bp increase, which reflected general home price increases in most of our regions. For the 2014 first quarter, house gross margin excluding interest was 30.4%* compared to 30.3%* in 2013.

For the 2014 first quarter, SG&A expenses were $27.0 million (15.0% of revenues) compared to $22.1 million (16.4% of revenues) in 2013. The $4.9 million increase was primarily due to higher volume related costs and higher compensation expense.

For the 2014 first quarter, interest incurred was $16.9 million compared to $16.8 million in 2013, while interest expense for the 2014 first quarter was $0.1 million versus $3.4 million in 2013, a 97% decrease which was due to higher qualified inventory used for interest capitalization. Interest expense for the 2014 first quarter represents fees for the unused portion of our revolving line of credit and is not capitalizable.

For the 2014 first quarter, net operating cash flows were $(102.7) million compared to $(28.0) million in 2013. This increase in cash used for operating activities was primarily due to increased land acquisition, land development and house construction costs, partially offset by increased cash receipts from home closings. For the 2014 first quarter, land acquisition and land development costs were $128.7 million compared to $29.6 million in 2013; house construction costs were $108.2 million compared to $101.5 million in 2013; and cash receipts from home closings were $178.1 million compared to $131.5 million in 2013.

In January 2014, we acquired property from a related party under common control for $4.4 million cash, assumption of a $1.3 million liability and estimated future revenue participation payments of $19.6 million. The $25.3 million of consideration was recorded as an equity distribution to our owners.

About Shea Homes Limited Partnership

Shea Homes is one of the largest private homebuilders in the nation. Since its founding in 1968, Shea Homes has closed over 92,000 homes. Shea Homes builds homes with quality craftsmanship and designs that fit varied lifestyles and budgets. Over the past several years, Shea Homes has been recognized as a leader in customer satisfaction with a reputation for design, quality and service. For more about Shea Homes and its communities, visit www.sheahomes.com.

The preceding summary of the financial results of Shea Homes Limited Partnership and its subsidiaries does not purport to be complete and is qualified in its entirety by reference to the consolidated financial statements of Shea Homes Limited Partnership and its subsidiaries, available on our website at: http://www.sheahomes.com/investor.

This news release contains forward-looking statements and information relating to Shea Homes Limited Partnership and its subsidiaries, such as the fundamentals that drive housing market demand appear favorable, and new community openings for 2014, which are based on the beliefs of, as well as assumptions made by, and information currently available to, our management. Words such as “anticipate,” “believe,” “estimate,” “expect,” “intend,” “plan,” “anticipate,” “appear” and “project” and similar expressions, as they relate to Shea Homes Limited Partnership and its subsidiaries are intended to identify forward-looking statements. These statements reflect our management’s current views with respect to future events, are not guarantees of future performance and involve risks and uncertainties that are difficult to predict. Further, certain forward-looking statements are based upon assumptions of future events that may not prove to be accurate. Such statements involve known and unknown risks, uncertainties, assumptions and other factors many of which are out of Shea Homes Limited Partnership’s and its subsidiaries’ control and are difficult to forecast and that may cause actual results to differ materially from those that may be described or implied. Such factors include but are not limited to: changes in employment levels; changes in the availability of financing for homebuyers; changes in interest rates; changes in consumer confidence;

changes in levels of new and existing homes for sale; changes in demographic trends; changes in housing demand; changes in home prices; elimination or reduction of the tax benefits associated with owning a home; litigation risks associated with home warranty and construction defect and other claims; and various other factors, both referenced and not referenced above, and included in the Company’s filings with the Securities and Exchange Commission, including the Company’s Annual Report on Form 10-K and Quarterly Reports on Form 10-Q. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results, performance or achievements may vary materially from those described as anticipated, believed, estimated, expected, intended, planned or projected. Except as required by law, Shea Homes Limited Partnership and its subsidiaries neither intend nor assume any obligation to revise or update these forward-looking statements, which speak only as of their dates. Shea Homes Limited Partnership and its subsidiaries nonetheless reserve the right to make such updates from time to time by press release, periodic report or other method of public disclosure without the need for specific reference to this press release. No such update shall be deemed to indicate that other statements not addressed by such update remain correct or create an obligation to provide any other updates.

Contact: Andrew Parnes, CFO @ 909-594-0954 or andy.parnes@sheahomes.com

KEY OPERATIONAL AND FINANCIAL DATA

(dollars in thousands)

	At or For the Three Months Ended March 31,
	2014	2013	Change
	(unaudited)	(unaudited)
Operating Data:
Revenues	$180,115	$134,960	33%
Gross margin %	24.9%	23.4%	150	bp’s
Homebuilding revenues (a) *	$179,905	$134,839	33%
Homebuilding gross margin % (a) *	24.8%	23.3%	150	bp’s
House revenues *	$178,132	$131,486	35%
House gross margin *	$43,448	$30,338	43%
House gross margin % *	24.4%	23.1%	130	bp’s
Adjusted house gross margin % excluding interest in cost of sales *	30.4%	30.3%	10	bp’s
SG&A expenses	$27,044	$22,111	22%
SG&A % of total revenues	15.0%	16.4%	(140)	bp’s
Net income attributable to Shea Homes	$11,298	$6,838	65%
Adjusted EBITDA (b) *	$29,457	$18,678	58%
Interest incurred	$16,929	$16,768	1%
Interest capitalized to inventory	$15,936	$13,078	22%
Interest capitalized to investments in joint ventures	$875	$257	240%
Interest expense	$118	$3,433	-97%
Interest in cost of sales (c)	$10,844	$9,511	14%

Other Data (d):
Home sales orders (units)	533	519	3%
Homes closed (units)	353	302	17%
Average selling price	$505	$435	16%
Average active selling communities	59	56	5%
Home sales orders per community	9.0	9.3	-3%
Cancellation rate	13%	14%
Backlog at end of period (units)	1,029	1,128	-9%
Backlog at end of period (estimated sales value)	$601,058	$524,439	15%
Lots owned or controlled (units)	18,755	18,694	0%
Homes under construction (units) (e)	993	958	4%

(a)	Homebuilding revenue and gross margin include house, land and other homebuilding activities.
(b)	See page 10 for a definition of Adjusted EBITDA and a reconciliation of Adjusted EBITDA to net income.
(c)	As previously capitalized to house and land.
(d)	Represents consolidated activity only; excludes unconsolidated joint ventures.
(e)	Homes under construction includes completed homes.

*	See “Reconciliation of Non-GAAP Financial Measures” beginning on page 9.

CONDENSED CONSOLIDATED BALANCE SHEETS

(dollars in thousands)

	March 31, 2014	December 31, 2013
	(unaudited)
Assets
Cash and cash equivalents	$104,775	$206,205
Restricted cash	996	1,189
Accounts and other receivables, net	153,845	147,499
Receivables from related parties, net	21,988	32,350
Inventory	1,132,196	1,013,272
Investments in unconsolidated joint ventures	52,535	47,748
Other assets, net	57,112	57,070

Total assets	$1,523,447	$1,505,333

Liabilities and equity
Liabilities:
Notes payable	$752,092	$751,708
Other liabilities	338,755	308,168

Total liabilities	1,090,847	1,059,876

Total equity	432,600	445,457

Total liabilities and equity	$1,523,447	$1,505,333

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(dollars in thousands)

	Three Months Ended
	March 31,
	2014	2013
	(unaudited)	(unaudited)
Revenues	$180,115	$134,960
Cost of sales	(135,258)	(103,424)

Gross margin	44,857	31,536

Selling, general and administrative expenses	(27,044)	(22,111)
Interest expense	(118)	(3,433)
Other income, net	1,278	786

Income before income taxes	18,973	6,778

Income tax (expense) benefit	(7,678)	59

Net income	11,295	6,837
Less: Net loss attributable to non-controlling interests	3	1

Net income attributable to Shea Homes	$11,298	$6,838

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(dollars in thousands)

	Three Months Ended
	March 31,
	2014	2013
	(unaudited)	(unaudited)
Operating activities
Net income	$11,295	$6,837
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Gain on reinsurance transaction	(1,345)	(648)
Depreciation and amortization expense	1,923	1,759
Distribution of earnings from unconsolidated joint ventures	1,130	—
Other operating activities, net	(1,281)	365
Changes in operating assets and liabilities:
Inventory	(118,924)	(44,743)
Payables and other liabilities	10,742	2,879
Other operating assets	(6,202)	5,588

Net cash provided by (used in) operating activities	(102,662)	(27,963)

Investing activities
Proceeds from sale of investments	86	3,069
Net proceeds from promissory notes from related parties	10,461	385
Investments in unconsolidated joint ventures, net	(4,452)	(4,028)
Other investing activities, net	—	500

Net cash provided by (used in) investing activities	6,095	(74)

Financing activities
Net decrease in notes payable	(1,423)	(241)
Contributions from owners	945	—
Distributions to owners	(4,385)	—

Net cash provided by (used in) financing activities	(4,863)	(241)

Net increase (decrease) in cash and cash equivalents	(101,430)	(28,278)
Cash and cash equivalents at beginning of period	206,205	279,756

Cash and cash equivalents at end of period	$104,775	$251,478

SEGMENT OPERATING DATA

(dollars in thousands)

(unaudited)

	Three Months Ended March 31,
	2014		2013
	Homes Closed	Avg. Selling Price	Homes Closed	Avg. Selling Price
Homes closed:
Southern California	59	$778	51	$745
San Diego	34	499	23	419
Northern California	96	603	61	451
Mountain West	42	438	53	403
South West	122	320	108	310
East	—	—	6	261

Total consolidated	353	$505	302	$435
Unconsolidated joint ventures	53	382	27	340

Total	406	$489	329	$428

	Three Months Ended March 31,
	2014		2013
	Home Sales Orders	Avg. Active Selling Communities	Home Sales Orders	Avg. Active Selling Communities
Home sales orders:
Southern California	158	9	54	5
San Diego	47	7	91	7
Northern California	119	14	120	12
Mountain West	112	12	112	14
South West	97	17	140	16
East	—	—	2	2

Total consolidated	533	59	519	56
Unconsolidated joint ventures	95	16	46	11

Total	628	75	565	67

	March 31,
	2014		2013
	Backlog Units	Backlog Sales Value	Backlog Units	Backlog Sales Value
Backlog:
Southern California	259	$216,123	126	$93,404
San Diego	113	60,078	175	80,748
Northern California	167	118,198	300	143,452
Mountain West	277	132,922	271	125,073
South West	213	73,737	244	78,580
East	—	—	12	3,182

Total consolidated	1,029	$601,058	1,128	$524,439
Unconsolidated joint ventures	164	63,265	103	31,837

Total	1,193	$664,323	1,231	$556,276

SEGMENT OPERATING DATA (continued)

(unaudited)

	March 31,
	2014	2013
Lots owned or controlled:
Southern California	1,749	1,938
San Diego	606	746
Northern California	3,735	3,166
Mountain West	9,798	10,383
South West	2,102	2,442
East	765	19

Total consolidated	18,755	18,694
Unconsolidated joint ventures	4,369	3,802

Total	23,124	22,496

Lots by ownership type:
Owned for homebuilding	6,816	6,459
Owned and held for sale	3,395	3,293
Optioned or subject to contract for homebuilding	5,510	5,908
Optioned or subject to contract held for sale	3,034	3,034
Joint venture	4,369	3,802

Total	23,124	22,496

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES

(in thousands)

(unaudited)

In this earnings release, we utilize certain financial measures that, in each case, are not recognized under GAAP. We present these measures because we believe they and similar measures are useful to investors in evaluating a company’s operating performance and financing structure and, in certain cases, because they could be used to determine compliance with contractual covenants or as one measure of the Company’s ability to service debt and obtain financing. We also believe these measures facilitate the comparison of our operating performance and financing structure with other companies in our industry. Because these measures are not calculated in accordance with GAAP, they may not be comparable to other similarly titled measures of other companies and should not be considered in isolation or as a substitute for, or superior to, financial measures prepared in accordance with GAAP.

The following table reconciles revenues, cost of sales and gross margins, as reported and prepared in accordance with GAAP, to the non-GAAP measures house revenues, house cost of sales, house gross margin and house gross margin percentage, which exclude land sales, impairment charges and other transactions, and to adjusted house revenues, adjusted house cost of sales, adjusted house gross margin and adjusted house gross margin percentage, which add back interest in cost of sales.

	Three Months Ended March 31, 2014				Three Months Ended March 31, 2013
	Revenue	Cost of Sales	Gross Margin $	Gross Margin %	Revenue	Cost of Sales	Gross Margin $	Gross Margin %
Total	$180,115	$(135,258)	$44,857	24.9%	$134,960	$(103,424)	$31,536	23.4%
Less: Other	(210)		(210)		(121)		(121)

Homebuilding	179,905	(135,258)	44,647	24.8%	134,839	(103,424)	31,415	23.3%
Less: Land	(558)	55	(503)	90.1%	(2,929)	511	(2,418)	82.6%
Less: Other homebuilding	(1,215)	519	(696)		(424)	1,765	1,341

House	$178,132	$(134,684)	$43,448	24.4%	$131,486	$(101,148)	$30,338	23.1%

Add: Interest in house cost of sales (a)		10,772	10,772			9,464	9,464

Adjusted house excluding interest in cost of sales	$178,132	$(123,912)	$54,220	30.4%	$131,486	$(91,684)	$39,802	30.3%

(a)	Interest incurred is generally capitalized to inventory, then expensed in cost of sales as related units close.

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES (continued)

(in thousands)

(unaudited)

The following table calculates the non-GAAP measures of EBITDA and Adjusted EBITDA and reconciles those amounts to net income as reported and prepared in accordance with GAAP. Adjusted EBITDA means net income (plus cash distributions of income from consolidated and unconsolidated joint ventures and non-guarantor subsidiaries) before (a) income taxes, (b) interest expense, (c) expensing of previously capitalized interest included in costs of sales and in equity in income (loss) from joint ventures, (d) impairment charges and project write-offs and abandonments, (e) loss on debt extinguishment, (f) depreciation and amortization, (g) realized gain on sale of investments, (h) income (loss) from joint ventures and non-guarantor subsidiaries, (i) deferred (gain) loss recognition from the amortization of deferred gain resulting from a series of novation and reinsurance transactions entered into by Partners Insurance Company, a wholly-owned subsidiary (“PIC Transaction”), and (j) gain on sale of investment in joint ventures. Other companies may calculate Adjusted EBITDA (or similarly titled measures) differently.

	Three Months Ended March 31,
	2014	2013
Net income	$11,295	$6,837
Adjustments:
Income tax expense (benefit)	7,678	(59)
Depreciation and amortization expense	1,923	1,759
Interest in cost of sales	10,844	9,511
Interest in equity in income (loss) from joint ventures	267	257
Interest expense	118	3,433

EBITDA	32,125	21,738

Adjustments:
Project write-offs and abandonments	357	112
Realized gain on sale of investments	—	(10)
Deferred gain recognition from PIC Transaction	(1,345)	(648)
Loss (income) from unconsolidated joint ventures and non-guarantor subsidiaries	(1,683)	(2,515)
Other	3	1

Adjusted EBITDA	$29,457	$18,678